[BANK BOSTON LETTERHEAD]

June 1, 1998

The Talbots, Inc.
175 Beal Street
Hingham, MA 02043

Attention:        Mr. Edward L. Larsen
                  Senior Vice President, Finance
                  Chief Financial Officer and Treasurer

Dear Ed:

                  This letter will serve to confirm that Bank Boston, N.A. (the "Bank") holds available for The Talbots, Inc. (the "Company") uncommitted, discretionary credit facilities as follows:

                  (a) an aggregate $70,000,000.00 line of credit for the issuance of documentary letters of credit to support the importation of goods into the United States from Hong Kong and other Asian countries, and the issuance of one-year standby letters of credit;

                  (b) an aggregate $5,000,000 money market line of credit for discretionary advances; and

                  (c) a $10,000,000 foreign exchange line for spot and 12-month forward contracts.

                  All  such  facilities   shall  expire  on  May  31,  1999  and
documentary letters of credit will be payable at sight and shall be priced as follows based on the location of the issuance:

                         Boston                                       Hong Kong
Issuing Fee:             U.S. $25*                                    Waived
Negotiation Fee:         The greater of 1/8% or U.S. $70              Waived
Amendment Fee:           U.S. $25*                                    Waived
*Plus Cable Fee

                  Each documentary letter of credit issued under this facility will be governed additionally by a continuing Commercial Letter of Credit Agreement, and a Master Trade Key Agreement between the Company and the Bank, and such other documentation that the Bank may require from time to time.

                  The standby letter of credit issued under this facility will be governed by our existing Standby Letter of Credit Agreement and such other documentation that the Bank may require from time to time.

                  Each money market advance under this facility will be at fixed rates quoted by BankBoston, N.A., with maturities of up to 180 days and no loan shall have an interest period that extends beyond the expiration of this line of credit. Each loan must be at least $1,000,000.00 and aggregate loans under this arrangement may not exceed $5,000,000.00. This arrangement is not a commitment to lend, and from time to time the Bank may not quote rates on some or all maturities.

                  We agree that upon your advice by telephone from time to time to our Money Market Desk at (617) 434-7725 that you wish to borrow money under this facility and our agreement to lend, we will forthwith lend you such amount at the quoted rate of interest by crediting such amount to your demand deposit account with us, or, upon your instructions, by wiring such amount to such other account as you may direct. Borrowings will be evidenced by a Promissory Note in the form attached hereto. Each borrowing and the corresponding information (see attached note schedule) will be recorded the day of the telephone call. Our advices of credit and debit will be additional evidence of borrowings. You authorize us to keep the official record of all borrowings under this "money marker" lending arrangement in the format described above, and you agree that this record shall be prima facie evidence of the amount of the borrowings under this facility.

                  No voluntary prepayment of money market loans will be permitted. If any money market loans are paid on a date other than the last day of the applicable interest period (whether by reason of voluntary prepayment, acceleration or otherwise), the Company shall compensate the Bank for any funding losses and other costs (including lost profits) incurred as a result of such prepayment.

                  This letter and the Promissory Note evidence your promise to pay all such borrowings with interest on their respective maturity dates. This "money market" lending arrangement remains in force until May 31, 1999.

                  If the foregoing satisfactorily sets forth the terms and conditions of our lines of credit, please execute and return this letter. We are pleased to provide these lines and look forward to the ongoing development of our relationship.


                                       Sincerely,


                                       BankBoston, N.A.

                                          /s/ Nancy E. Fuller
                                       By:--------------------------------
                                          Nancy E. Fuller, Director
                                          Retail & Apparel Division
Accepted:

The Talbots, Inc.

   /s/ Edward L. Larsen
By:---------------------------------
Senior Vice President, Finance
Chief Financial Officer and Treasurer
Date: June 15, 1998